                                                                   EXHIBIT 10.51

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934 AS AMENDED. THE CONFIDENTIAL PORTIONS HAVE BEEN DELETED AND FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION TOGETHER WITH A CONFIDENTIAL TREATMENT REQUEST. DELETED LANGUAGE IS SHOWN BY [DELETED].

                        DEVELOPMENT AND MANUFACTURING AND
                             DISTRIBUTION AGREEMENT

         This Development and Manufacturing and Distribution Agreement (this "Agreement") is entered into as of the 19th day of December, 2000, by and between Bio-Plexus, Inc., a Connecticut corporation ("BPI"), and Fresenius Medical Care Holdings, Inc. (d/b/a Fresenius Medical Care North America), a New York corporation ("FMC").

         WHEREAS, BPI owns technology related to Extracorporeal Therapy Needles (defined below) covered by BPI's patented PUNCTUR-GUARD(R) technology;

         WHEREAS, BPI and FMC wish to develop such needles ("Phase 1") and FMC wishes to manufacture, market and distribute such needles ("Phase 2"); and

         WHEREAS, FMC desires to acquire and BPI wishes to grant an exclusive worldwide license to manufacture, have manufactured, use, sell, have sold or offer for sale such needles utilized in dialysis applications covered by BPI's patented PUNCTUR-GUARD(R) technology;

         NOW, THEREFORE, in consideration of the mutual agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         ARTICLE I.   DEVELOPMENT PLAN.

                  Section 1.1. Development Plan. BPI and FMC shall cooperatively produce a development plan ("the Development Plan"), relating to the development of Extracorporeal Therapy Needles, as defined in Section 5.1(e), within the Field of Use, as defined in Section 5.1(f), based on BPI's patented PUNCTUR-GUARD(R) technology. The target goal cost to BPI to be set forth in the Development Plan is [DELETED]. In the calculation of the engineering and other expenses set forth in the Development Plan, BPI workers shall be charged at [DELETED] per hour, and BPI direct incurred expenses, plus [DELETED] of such expenses, shall be charged. The Development Plan shall be completed and jointly approved by FMC and BPI within thirty days after the date of this Agreement.

         ARTICLE II.   PURCHASE OF STOCK.

                  Section 2.1. Stock. Upon the delivery by FMC to BPI of written approval of the Development Plan, FMC shall pay BPI in cash or by certified check for [DELETED] newly issued shares of common stock, no par value (the "Common Stock") of BPI. The total purchase price shall be [DELETED] (based on the closing price of such shares on the NASDAQ market on the day before the date of this Agreement of $0.78 per share). FMC agrees that the shares being purchased pursuant to this Agreement are being acquired for its own account for investment and not with a view to the distribution thereof. FMC may not sell or otherwise dispose of such shares until the earlier of the Commercial Launch (as defined below) of the Extracorporeal Therapy Needles or six months after FMC delivers notice to BPI of FMC's decision not to proceed with Phase 2. In no event may FMC transfer the shares prior to one year after FMC's payment of the consideration therefor, and then only in compliance with the then applicable rules and regulations applicable to such transfer pursuant to the Securities Act of 1933, as amended (the "Securities Act"). FMC represents and warrants that it is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. All certificates evidencing the shares shall include the following legend:

         The securities represented by this Certificate were originally issued on ___________, 2000, and have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Act and applicable state securities laws or an applicable exemption to registration requirements of such laws. The transfer of the securities represented by this Certificate is subject to a Development and Manufacturing and Distribution Agreement, dated December 19, 2000, as amended from time to time, between the issuer and Fresenius Medical Care Holdings, Inc. The issuer reserves the right to refuse to transfer such securities until the conditions of such agreement have been fulfilled with respect to such transfer.

Simultaneously with the payment by FMC for such shares, FMC shall pay BPI, in cash or by certified check, [DELETED] as a license fee.

                  Section 2.2. Proceeds. The proceeds acquired by BPI for the shares sold pursuant to this Agreement and the license fees referred to in
Section 2.1 and this Section 2.2 shall be used to complete Phase 1. If the total engineering and other costs incurred by BPI in Phase 1 exceed [DELETED], FMC shall pay for additional costs (not to exceed an additional [DELETED]) in cash or by certified check. If FMC makes such an additional payment it shall receive newly issued shares of Common Stock. The number of shares to be issued to FMC shall be determined by dividing the additional payment by the per share price set forth in Section 2.1, rounded to the nearest whole share; provided that the maximum number of shares issuable under this Section 2.2 is [DELETED]. To the extent that the payment for additional costs by FMC exceeds the price of such [DELETED] shares, the excess shall constitute an additional license fee. If either FMC or BPI believes that the total Phase 1 costs will exceed [DELETED], they shall meet to determine the reason for the cost overrun and how best to proceed.

         ARTICLE III.   PHASE 1.

                  Section 3.1. Phase 1. Phase 1 shall begin immediately after the investment contemplated by Section 2.1. The goal of Phase 1 shall be to construct [DELETED] fully functional Extracorporeal Therapy Needles. The Extracorporeal Therapy Needles shall be used by FMC solely for purposes of clinical or preference and functional evaluations and shall generally conform in concept, design and function to the prototype dialysis needles previously constructed by BPI and evaluated by FMC. In Phase 1, in accordance with the development plan:

                  (a) BPI and FMC shall jointly establish product performance requirements (for example, back-eye configuration, clamp, wing or body color, needle shaft lengths and diameters and blunting member lengths and diameters).

                  (b) BPI shall prepare applicable drawings and cause single or multiple cavity prototype molds for custom, injection-molded components to be constructed.

                  (c) BPI and FMC shall test a sample (sufficiently large to ensure statistical relevancy) of the Extracorporeal Therapy Needles for the product performance characteristics (with special attention paid to flow, sharpness, tensile strength, hemoloysis and ease of use) comparable to Extracorporeal Therapy Needles currently available in the market.

                  (d) FMC shall supply tubing, clamps, luers, caps and sheaths for Phase 1 devices.

                  (e) FMC shall be responsible for seeking all regulatory approvals necessary for the free marketing of the Extracorporeal Therapy Needles and will commence these efforts during Phase 1. BPI shall assist and cooperate with FMC in all regulatory submissions and activities as requested by FMC.

                  (f) FMC shall use the Extracorporeal Therapy Needles solely for the purposes of human clinical or preference and functional tests and evaluations. BPI shall assist and cooperate with FMC in all such tests and evaluations, and FMC shall allow at least one representative from BPI on its premises on reasonable notice and during regular business hours to observe all such tests and evaluations. FMC shall furnish reasonable notice to BPI of all such tests and evaluations.

Phase 1 will be complete upon BPI's delivery to FMC of the last of the [DELETED] fully functional Extracorporeal Therapy Needles ("Phase 1 Completion"). The parties intend to achieve the goals of Phase 1 within six months after the date of this Agreement.

         ARTICLE IV.   PHASE 2.

                  Section 4.1. Option. Upon Phase 1 Completion, FMC shall have the right, at its sole discretion, by written notice to BPI, to exercise an option to acquire the rights described in

Section 5.2 of this Agreement. The decision concerning whether to exercise such option and proceed with Phase 2 shall be made by FMC on or before 120 days after Phase 1 Completion, and will determine the start of Phase 2. If BPI does not receive written notice from FMC during this 120 day period exercising its option, such option will expire.

               Section 4.2. Assistance. BPI shall provide mutually agreed upon reasonable and customary assistance to FMC in design, sourcing, engineering, product configuration, etc. to enable FMC to set-up a production facility for the Extracorporeal Therapy Needles for a period of one year following commencement of Phase 2. FMC shall pay BPI for this assistance at the rate of [DELETED] per hour for each worker involved plus [DELETED] of BPI's direct incurred expenses. After such period, if further ongoing support is requested of BPI by FMC, they will seek to negotiate a mutually acceptable program and compensation rate.

               Section 4.3. Components. BPI shall cooperate with FMC in its component sourcing and make available to FMC a current list of supply/OEM vendors who are currently, or could potentially, provide components necessary for the manufacture of the Extracorporeal Therapy Needles.

         ARTICLE V.   INTELLECTUAL PROPERTY.

               Section 5.1. Certain Definitions. For purposes of this Agreement:

               (a) "Affiliate" means an entity in which FMC owns or controls at least 51% of the voting interest.

               (b) "BPI Improvements" means all improvements, enhancements, modifications and variations of a Licensed Product, whether or not patented or patentable, generated solely or jointly by BPI or an employee or employees of BPI.

               (c) "Commercial Launch" is the first anniversary of the exercise by FMC of its option under Section 4.1.

               (d) "Extracorporeal Circulation Therapy" means the diversion of blood or other bodily fluids through a circuit located outside the body but continuous with the bodily circulation. Current examples include renal hemodialysis or peritoneal dialysis or other forms of liver or pancreatic dialysis.

               (e) "Extracorporeal Therapy Needles" are defined as medical-grade metal needles, for Extracorporeal Circulation Therapy (of blood or other fluids), having a diameter of 13 gauge through 18 gauge (as defined by the American Society of Testing and Materials, Standard Specifications for Stainless Steel Needle Tubing, A908-91 ((Reapproved 1998),Table 3, Sizes and Tolerances) and shall specifically exclude the following:

               (i) Needles for blood collection or transfusion sets, defined as needles which are packaged, together with pre-attached tubing and bag or bags, which are used for the collection or administration of donor blood from or to patients, typically using a 16-gauge diameter needle, and

               (ii) Introducer needles, defined as needles that are temporarily inserted into a vein or artery specifically to provide a conduit for the insertion of another device, such as IV catheters, peripherally inserted central catheters or guidewires.

               (f) "Field of Use" means the use of Extracorporeal Therapy Needles for Extracorporeal Circulation Therapy.

               (g) "FMC Improvements" means all improvements, enhancements, modifications and variations of a Licensed Product, whether or not patented or patentable, generated solely or jointly by FMC or an employee or employees of FMC.

               (h) "Joint Improvements" means all improvements, enhancements, modifications and variations, of a Licensed Product, whether or not patented or patentable, generated jointly by BPI and FMC or employees of both FMC and BPI.

               (i) "Licensed Know-How" means current and future technology; know-how; trade secrets; equipment and component plans, specifications and prototypes; processes; methods of use; methods of manufacturing; production information; marketing and sales information; and business plans -- in all cases in connection with Extracorporeal Therapy Needles with blunting technology utilized in the Field of Use.

               (j) "Licensed Patents" means all current and future patents owned or licensed by BPI related to Extracorporeal Therapy Needles with blunting technology utilized in the Field of Use. A list of current United States patents is attached as Exhibit A.

               (k) "Licensed Products" means all Extracorporeal Therapy Needles with blunting technology utilized in the Field of Use, which incorporate the Licensed Technology.

               (l) "Licensed Technology" means the Licensed Patents and the Licensed Know-How.

               (m) "Licensed Trademarks" means all current and future trademarks and/or service marks owned or licensed by BPI and utilized in marketing Licensed Products. A list of current marks registered in the United States Patent and Trademark Office is attached as Exhibit B.

               (n) "Minimum Royalty" means [DELETED] in Year 1, [DELETED] in Year 2, [DELETED] in Year 3, [DELETED] in Year 4, [DELETED] in Year 5, and [DELETED] in Year 6 and subsequent years.

               (o) "Year 1" shall commence the first day of the first calendar quarter following the Commercial Launch. "Year 2" shall commence one year after the commencement of Year 1, "Year 3" two years after the commencement of Year 1, "Year 4" three years after the commencement of Year 1, "Year 5" four years after the commencement of Year 1 and "Year 6" five years after the commencement of Year 1.

               Section 5.2. Grants of Licenses. Upon the exercise of the option set forth in Section 4.1:

               (a) BPI grants to FMC an exclusive, worldwide license under the Licensed Patents, to manufacture, have manufactured, use, sell, have sold, or offer for sale Licensed Products in the Field of Use in countries where the Licensed Patents are effective, subject to the terms of this Agreement. BPI specifically reserves to itself and excludes from this license grant all rights outside of the Field of Use.

               (b) BPI grants to FMC an exclusive, worldwide license to utilize BPI's PUNCTUR-GUARD(R) trademark and the other Licensed Trademarks used in connection with the Licensed Products in the marketing and sale of Licensed Products in the Field of Use, subject to the terms of this Agreement. FMC will use BPI's PUNCTUR-GUARD(R) trademark on the device packaging, advertising and literature, unless BPI authorizes FMC to utilize another Licensed Trademark. The manner of use of the trademark shall be submitted for approval by BPI in advance of use to insure the legal use of the trademark; such approval shall not be unreasonably withheld.

               At least thirty days before selling any Licensed Products in a country other than the United States of America, FMC will give BPI written notice of its intent to do so in order that BPI may, at its sole discretion and expense, pursue registration of the Licensed Trademarks in such country. The trademark license granted herein will be extended to FMC to any foreign country in which BPI applies for registration of the Licensed Trademarks, subject only to the legal requirements of such foreign country to register and otherwise protect the trademarks. FMC agrees, without charge or cost to BPI, to enter into any registered user or like lawful agreement necessary or convenient in such foreign country, and to make all lawful oaths and do all lawful acts reasonably necessary to enable BPI to perfect its trademark rights in such foreign country.

               If BPI elects not to pursue registration of the Licensed Trademarks in such country, FMC shall have the right, but not the obligation, to pursue such registration at FMC's cost. BPI agrees, without cost to FMC, to enter into any registered user or like lawful agreement necessary or convenient in such country, and to make all lawful oaths and do all lawful acts reasonably necessary to enable FMC to perfect the trademark rights in such foreign country. Title to any trademark application filed by FMC pursuant to this Section 5.2(b) and to any related trademark shall be in BPI.

               (c) BPI grants to FMC an exclusive, worldwide license to copy, reproduce in any media and publicly display or perform, in connection with FMC's marketing, sale and distribution of Licensed Products in accordance with this Agreement, any and all copyrighted material pertaining to PUNCTUR-GUARD(R) blunting technology and any other copyrighted material pertaining to the Licensed Products, provided by BPI to FMC during the term of this Agreement. If FMC desires to modify, alter or prepare derivative works from such materials, it shall present such modifications, alterations or derivative works to BPI for its approval in advance of use or distribution for any reason. FMC may not grant sublicenses to use BPI's copyrighted materials to any third party, except that with BPI's consent (which may not be unreasonably withheld). FMC may sublicense the copyrighted materials to subcontractors solely for the purpose of assisting FMC to market and sell the Licensed Products pursuant to this Agreement.

               (d) BPI grants to FMC an exclusive, worldwide license under the Licensed Know-How, to manufacture, have manufactured, use, sell, have sold, or offer for sale Licensed Products in the Field of Use, subject to the terms of this Agreement. BPI specifically reserves to itself and excludes from this license grant (i) all rights outside of the Field of Use and (ii) the right to use Licensed Know-How to manufacture, have manufactured, use, sell, have sold, or offer for sale products other than Licensed Products in the Field of Use.

               (e) FMC may not grant sublicenses to use any Licensed Technology or Licensed Trademarks to any third party, except that with BPI's consent (which may not be unreasonably withheld). FMC may disclose Licensed Technology to subcontractors solely for the purpose of enabling such subcontractors to supply to FMC such materials and services and manufactured parts necessary for FMC to manufacture, market, sell or distribute Licensed Products. FMC shall obtain and disclose to BPI written undertakings from each such subcontractor binding that subcontractor to nondisclosure obligations at least as restrictive as those set forth in Section 8.2 of this Agreement before FMC may directly or indirectly disclose any Confidential Information to that subcontractor.

               Section 5.3. Payments.

               (a) In consideration of the grant of the licenses by BPI hereunder, in addition to any license fees payable under Article II, FMC agrees to pay royalties ("Royalties") to BPI in the amounts of: [DELETED] per Licensed Product sold to an Affiliate and [DELETED] per Licensed Product sold to a party that is not an Affiliate. For the purpose of the previous sentence, the term "sold":

               (i) includes, without limitation, the net transfer of devices to parties that are not Affiliates (for example, independent hospitals, distributors, group purchasing organizations, competitive dialysis centers) as well as to Affiliates (for example, FMC dialysis centers);

               (ii) does not include the sale or transfer of a Licensed Product manufactured and transferred to an end user in a country where a Licensed Patent has not been obtained; notwithstanding the foregoing, the Royalties in connection with such sales or transfers (referred to in this Section 5.3(a)(ii)) shall be [DELETED] per Licensed Product sold to an Affiliate and [DELETED] per Licensed Product sold to a party that is not an Affiliate; and

               (iii) does not include devices transferred at no cost to the receiving party and utilized for marketing; provided, however, that the number of no-charge samples exempted from the royalty payments may not exceed [DELETED] units in any year.

               (b) The Royalty payments shall be paid within thirty days following the end of each calendar quarter. If the total of all quarterly Royalty payments do not exceed the Minimum Royalty for a year, then the difference shall be paid by FMC to BPI (subject to Section 5.3 (c)) within 60 days of the end of the year, including any Agreement extensions.

               (c) In the event that FMC notifies BPI in writing that it will no longer make the Minimum Royalty payments required above, then BPI may elect, by written notice to FMC, in its discretion within twelve months after such notification from FMC to amend such licenses to be worldwide, non-exclusive licenses. While the licenses set forth in Section 5.2 remain in effect or are amended pursuant to this Section 5.3(c), the payment obligations set forth in
Section 5.3(a) shall remain in effect.

               (d) For the calculation of Royalties due under this Agreement, any amount due to BPI for a sale of a Licensed Product shall be included in the calculation of Royalties payable to BPI when invoiced by FMC, when payment for the Licensed Product is actually received by FMC, or when shipped, whichever shall first occur.

               (e) The parties acknowledge and agree that a part of the value of the license granted to FMC pursuant to this Agreement consists in the lead time FMC shall gain with respect to its ability to manufacture and market the Licensed Products compared to nonlicensed manufacturers of competing products, and that the payments required by this Agreement are at least in part in consideration for that gained lead time, the value of which may extend beyond a time when the Licensed Technology or a portion thereof has entered into the public domain.

               (f) The parties acknowledge and agree that (i) each Licensed Product will constitute a single product that may be composed using one or more of the various elements of the Licensed Technology; (ii) to facilitate the administration of the licenses and to allow for the maximum flexibility to FMC, the various elements of the Licensed Technology, when practiced in a Licensed Product, shall not be valued separately, but rather will be treated as an indivisible entity; and (iii) so long as any element of the Licensed Technology or Licensed Trademarks upon which a royalty may properly be paid is used in connection with the Licensed Product, the royalties set forth in this Agreement shall be payable, notwithstanding that at some time or in some territory a royalty may not properly be paid on some portion (but not all) of the Licensed Technology and Licensed Trademarks and the royalty shall not be deemed to have been collected with respect to such portion of the Licensed Technology or Licensed Trademarks (subject to Section 5.3(c)(i)).

               (g) The use of Joint Improvements shall be royalty free to either FMC or BPI. Both BPI and FMC must agree to any license that may be granted for any patent jointly owned.

               (h) If FMC obtains a patent pursuant to Section 5.5(a) and/or a trademark pursuant to Section 5.2(b), FMC may credit all of FMC's expenses in obtaining such patent and/or trademark against Royalties that would otherwise be due on sales in the country in which the patent and/or trademark were obtained.

               (i) If a court determines that BPI owes FMC any amount under
Section 8.1(b), FMC may credit such amount against Royalties that would otherwise be due; provided that such credit shall not exceed 50% of the Royalties due BPI in any year except to the extent that the indebtedness is based on Section 8.1(b)(v), in which case FMC may credit such amount against 100% of the Royalties due BPI in any given year. The balance of any indebtedness under Section 8.1(b) after giving effect to the foregoing set-off rights in a given year may be carried forward to be set-off against Royalties due BPI in future years in accordance with this Section 5.3(i) until the indebtedness is satisfied.

               (j) FMC's obligation to pay Royalties with respect to the sale of a Licensed Product shall terminate upon expiration of the last to expire issued patent included in the Licensed Patents covering such Licensed Product. Thereafter, FMC and sublicensees shall have a paid-up, non-exclusive, royalty-free license to manufacture, have manufactured, use, sell, have sold, or offer for sale such Licensed Product.

               (k) Any sum required under United States tax laws, or the tax laws of any other country, to be withheld by FMC from Royalties shall be promptly paid by FMC to the appropriate tax authorities, and FMC shall furnish BPI with official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable BPI to support a claim for income tax credit in respect to any sum so withheld.

               Section 5.4. Reports; Records.

               (a) FMC shall, at all times during the term of this Agreement in which Royalties are accruing, cause true and accurate books of account and records of all manufacture, uses and sales of Licensed Products, to be kept in such detail as to enable BPI to ascertain whether Royalties reported and paid hereunder are accurate. All such books and records shall be open to inspection and audit by a duly authorized representative of BPI acceptable to FMC upon reasonable notice and during regular business hours, upon executing an appropriate confidentiality agreement, for the sole purpose of verifying the Royalties payable as provided for in this Agreement for the two preceding years; provided, however, that no more that one such inspection and/or audit shall be permitted during any calendar year, and FMC shall disclose to BPI only information relating solely to the accuracy of the Royalty report and the Royalty payments made in accordance with this Agreement.

               (b) FMC shall render written reports to BPI within thirty days following each twelve-month period in which Royalties are due hereunder, showing the amount of Royalties due thereon and all information used to make the Royalty calculation.

               Section 5.5. Prosecution and Ownership of Patents and
Improvements.

               (a) BPI owns all rights to the Licensed Technology, including all drawings, specifications, models and all other materials used in the development of the Extracorporeal Therapy Needles, and all BPI Improvements regardless of whether or not BPI chooses to apply for a United States or foreign patent or other protection.

               If BPI elects not to apply for a United States or foreign patent protection relating to the Licensed Technology or BPI Improvements, FMC shall have the right, but not the obligation, to file applications for such protection at FMC's cost. BPI agrees, without cost to FMC, to execute such documents and do all lawful acts reasonably necessary to enable FMC to perfect any such applications and obtain issuance of patents thereon. Title to any patent application filed by FMC pursuant to this Section 5.5(a) and to any patent which issues thereon shall initially be in FMC. If and when the expenses of FMC in connection with such applications are all credited against Royalties pursuant to
Section 5.3(h), FMC shall assign any such patent to BPI at no cost to BPI. In addition, if BPI elects, in its sole discretion, to pay FMC the out-of-pocket costs incurred by FMC in connection with FMC's obtaining a patent on a BPI Improvement, less any amount of such costs previously credited pursuant to
Section 5.3(h), FMC shall assign any such patent to BPI.

               Notwithstanding the foregoing, if FMC has furnished a notice pursuant to Section 5.3(c) or, beginning in Year 2, if FMC has not paid or been credited with all Minimum Royalties that have become due for previous years, FMC shall not have any rights under this Section 5.5(a).

               (b) FMC shall own all rights in and to any FMC Improvements.

               (c) FMC shall have the sole discretion to decide whether or not to pursue patent protection for any FMC Improvement.

               (d) FMC and BPI shall jointly own and pursue patent protection for any Joint Improvement, except as provided in this Section 5.5(d). The out-of-pocket costs of obtaining any joint patent shall be shared equally, unless a party elects by written notice to the other to bear a specified percentage of the out-of-pocket costs (less than 50% but more than 20%), in which case such electing party shall receive such specified percentage of the benefits of the joint patent. If one party chooses not to apply for a United States or foreign patent or other protection in respect of any Joint Improvement, the other party shall be entitled to file a patent application or patent applications for such protection at its sole cost. Both parties agree to execute such documents as are required to perfect any such patent applications and obtain issuance of patents thereon. Title to any patent application paid for by one party and to any patent which issues thereon shall be in the paying party.

               (e) BPI shall not institute a suit or join as a co-plaintiff any suit alleging that FMC's actions in compliance with this Agreement constitute patent infringement of the Licensed Patents.

               Section 5.6. Ownership of Approvals. Except for the Licensed Patents and the Licensed Trademarks and except as otherwise provided in this Agreement, FMC or its authorized designees shall own the full right, title, and interest in and to any government approvals, associated government files or licenses related to making, using and selling Licensed Products in the Field of Use to the full extent possible under the law of each appropriate country.

               Section 5.7. Infringement by Third Parties.

               (a) BPI may assert claims of infringement of and to enforce the Licensed Patents and Licensed Trademarks against any third party infringer or alleged infringer or misappropriator, including the right to bring actions in equity or in law in its name at BPI's sole expense, through counsel of its choice, but has no obligation to do so. FMC agrees to cooperate fully in any such action. Any recovery of money by judgment or settlement in connection with such claims shall be paid to BPI. BPI may not grant licenses in the Licensed Technology and Licensed Trademarks that would interfere with or impair the rights provided by this Agreement to any such third party in settlement of any claim of infringement.

               (b) If FMC reasonably believes that a third party's actions infringe on the Licensed Technology or Licensed Trademarks in a manner that jeopardizes FMC's exclusive license rights in the Field of Use, the parties are required to confer in good faith about the perceived infringement. If BPI elects not to seek an injunction or other appropriate remedy, FMC shall have the right, but not the obligation, to assert claims of infringement of and to enforce the Licensed Technology and Licensed Trademarks against any such third party infringer or alleged infringer, including the right to bring actions in equity or in law, and the right to appeal adverse decisions regarding infringement, validity or enforceability of the Licensed Technology or Licensed Trademarks through counsel of its own choice, at its own expense. BPI agrees to cooperate fully in any such action.

               Any recovery of money by judgment or settlement in connection with such claims shall be paid to FMC.

               If BPI and FMC jointly participate in asserting claims of infringement of and enforcing the Licensed Technology or Licensed Trademarks, BPI and FMC shall each pay one-half of the out-of-pocket costs involved, unless a party elects by written notice to the other to bear a specified percentage of the out-of-pocket costs (less than 50% but more than 20%). Any recovery of money by judgment or settlement in connection with such claims shall be divided equally between BPI and FMC, unless an election is made pursuant to the previous sentence, in which case the electing party shall receive such specified percentage of any such recovery.

               (c) Each party shall notify the other party in writing within thirty days after the date of its first knowledge of any activities of infringement or misappropriation of a Licensed Patent or Licensed Trademark by a third party.

               (d) FMC agrees to mark all labels for Licensed Products with the applicable numbers of the Licensed Patents in the manner required by law to give notice to potential infringers of the patent status of the Licensed Products.

               Section 5.8. Preservation of Intellectual Property.

               (a) BPI shall use commercially reasonable efforts to preserve each Licensed Patent by timely paying all fees and filing all papers required to maintain the Licensed Patent in force in the country which issued the Licensed Patent.

               (b) BPI shall use commercially reasonable efforts to preserve each Licensed Trademark by timely paying all fees and filing all papers required to maintain the registration of any Licensed Trademark in force in the country which issued the registration.

               Section 5.9. Certain Agreements Concerning Trademarks. In order to insure the integrity of and avoid misuse of the Licensed Trademarks, the parties agree as follows:

               (a) BPI and FMC shall jointly approve in writing the product specifications ("Product Specifications") defining the performance requirements of the Licensed Products, and all significant revisions thereto, and such approval shall be a condition precedent to FMC's sale or offer to sell any Licensed Products under the Licensed Trademarks.

               (b) FMC shall manufacture and have manufactured the Licensed Products in conformity, in all material respects, with Section 501 of the Food, Drug, and Cosmetic Act and all applicable standards adopted or promulgated under such Section 501 and shall manufacture or have manufactured the Licensed Products in conformity, in all material respects, with all state and foreign laws and regulations requiring medical devices such as the Licensed Products which are manufactured or sold in the applicable jurisdiction to be safe for use as manufactured (collectively, the "Standards"). If FMC breaches the first sentence of this Section 5.9(b) and does not cure a breach within the time allowed by applicable laws and governmental rules and regulations after such notice, or within 90 days after such notice, whichever time is greater, BPI shall have the right to terminate this Agreement. Within the time allowed by applicable laws and governmental rules and regulations after a notice of a breach of the Standards, FMC shall cease distributing or selling Licensed Products unless and until both parties mutually determine that those Licensed Products would not cause a breach of the Standards. In addition, if the breach is a direct result of the marketing or advertising of the Licensed Products, then within the time allowed by applicable laws and governmental rules and regulations after such notice, FMC shall cease marketing or advertising Licensed Products unless and until both parties mutually determine that those Licensed Products would not cause a breach of the Standards.

               (c) BPI shall have the right to review and inspect, at a reasonable time and with reasonable notice, Licensed Products and those elements of FMC's production operations pertaining to the manufacture of the Licensed Products in order to ascertain that the Product Specifications of the Licensed Products acceptable to BPI are maintained. If BPI determines in its reasonable judgment that the Product Specifications are not being materially maintained, BPI shall provide the particulars of the material defect or defects in writing to FMC. BPI shall have the right to terminate this Agreement 90 days after BPI furnishes such written notice to FMC, if FMC does not cure the defect or defects during such 90 days. Notwithstanding the foregoing, within a reasonable time after such notice, FMC shall cease distributing or selling

Licensed Products unless and until both parties mutually determine that those Licensed Products would not cause a breach of this Section 5.9(c). In addition, if the breach is a direct result of the marketing or advertising of the Licensed Products, then within a reasonable time after such notice, FMC shall cease marketing or advertising Licensed Products unless and until both parties mutually determine that those Licensed Products would not cause a breach of this
Section 5.9(c).

               ARTICLE VI. CERTAIN REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

               Section 6.1. Both Parties. Each of the parties hereto represents and warrants to the other as follows:

               (a) Such party is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the full corporate power and authority to enter into and perform this Agreement.

               (b) The execution, delivery, and performance of this Agreement by such party have been duly authorized by all necessary corporate action on the part of such party, and this Agreement constitutes the valid and binding obligation of such party, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               (c) The execution, delivery, and performance of this Agreement by such party will not: (i) violate or conflict with the certificate of incorporation or by-laws of such party; (ii) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any material lease, agreement, commitment, or other instrument to which such party is a party or by which it or its properties are bound; or (iii) to the best knowledge of such party, constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to such party or any of its properties, or require any governmental consent or approval, other than the approval of the Food and Drug Administration and similar agencies in foreign countries.

               (d) There is no judicial or administrative action, proceeding or investigation pending or, to the best knowledge of such party, threatened that questions the validity of this Agreement or of any action taken or to be taken by such party in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best knowledge of such party, threatened, or any order, injunction or decree outstanding against such party that, if adversely determined, would have a materially adverse effect upon such party's ability to perform its obligations hereunder.

               (e) No broker or finder has, as a representative of such party, been employed by such party in connection with this Agreement.

               Section 6.2. BPI. BPI represents, warrants and agrees as follows:

               (a) Upon issuance of shares pursuant to this Agreement, they will be validly issued, fully paid and non-assessable. BPI has received all approvals and consents required for the issuance of [DELETED] shares of Common Stock pursuant to this Agreement.

               (b) Appaloosa Management, L.P., as collateral agent ("Appaloosa") has a perfected first priority security interest in and to, among other things, the Licensed Technology, the Licensed Trademarks and all copyprightable materials held or owned by BPI.

               (c) Subject to Section 6.2(b), BPI is the owner of the entire right, title and interest in the Licensed Patents and the inventions disclosed therein. BPI has no knowledge of any information that would render a Licensed Patent invalid or unenforceable. The practice of the inventions disclosed or claimed in the Licensed Patents does not infringe or misappropriate any third party rights, including copyrights, patent rights and trade secret rights.

               (d) Subject to Section 6.2(b), BPI is the owner of the entire right, title and interest in the Licensed Trademarks. BPI has no knowledge of any information that would render a Licensed Trademark invalid or unenforceable. The use of the marks disclosed or claimed in the Licensed Trademarks does not infringe or misappropriate any third party rights, including copyrights and trademark rights.

               (e) Subject to Section 6.2(b), BPI is the owner of the entire right, title and interest in the copyrights for all copyrightable material provided to FMC. BPI has no knowledge of any information that would render any such copyright invalid or unenforceable. The copyrightable material does not infringe or misappropriate any third party rights, including copyrights, patent rights and trade secret rights.

               (f) Subject to Section 6.2(b), BPI is the owner of the entire right, title and interest in the Licensed Know-How provided to FMC. The Licensed Know-How does not infringe or misappropriate any third party rights, including copyrights, patent rights and trade secret rights.

               (g) Subject to Section 6.2(b), BPI and its employees have entered into agreements wherein its employees have agreed to assign their rights in and to all inventions, resulting from their employment with BPI to BPI. BPI has caused or will cause all additional BPI employees performing work pursuant to this Agreement to execute similar agreements with respect to the rights in and to all inventions, as well as patents and patent applications directed to such inventions, resulting from their association with BPI. BPI will enforce such agreements to ensure that BPI has perfected its title to the Licensed Know-How.

               (h) Subject to Section 6.2(b), the execution, delivery and performance by FMC of this Agreement will not conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any development, license, distribution or other similar agreement related to PUNCTUR-GUARD(R) technology to which BPI is a party or by which it or its properties are bound.

               Section 6.3. Appaloosa.

               (a) Notwithstanding anything to the contrary contained herein, FMC recognizes, acknowledges and agrees that pursuant to that certain Security Agreement (the "Security Agreement") dated April 28, 2000, among BPI and Appaloosa, and the other Transaction Documents (as such term is defined in that certain Convertible Note Purchase Agreement as of April 28, 2000 among the Company, the purchasers named therein and Appaloosa (the "Note Purchase Agreement")), Appaloosa has a perfected first priority security interest in and to, among other things, the Licensed Technology, the Licensed Trademarks and all copyrightable material provided or to be provided to FMC hereunder.

               (b) Appaloosa represents, acknowledges and agrees that, as of the date of this Agreement, it has not received any written notice from BPI or any other Person (as such term is defined in the Note Purchase Agreement) of the occurrence of any Default (as such term is defined in the Note Purchase Agreement) or Event of Default (as such term is defined in the Note Purchase Agreement) under the Transaction Documents.

               (c) Appaloosa acknowledges and agrees that the exercise of its rights, powers and privileges pursuant to the Security Agreement shall not result in the termination of this Agreement or disturb FMC's possession or use of the Licensed Technology, the Licensed Trademarks and/or any copyrightable material provided to it, in each case in accordance with the terms hereof; provided that the foregoing shall not act to impair, diminish or affect the rights of BPI to enforce any obligation of FMC hereunder or to take such action as is available to BPI hereunder or under applicable law by reason of any default or breach hereunder by FMC beyond the applicable periods of notice, grace and cure provided for herein.

               (d) To the extent that BPI is entitled to enforce any claim or remedy against FMC or any other Person (as such term is defined in the Note Purchase Agreement) in connection with this Agreement, the parties hereto agree that, to the extent that BPI fails to enforce vigorously any such claim or remedy, Appaloosa shall be subrogated to the rights of BPI against FMC or any other Person (as such term is defined in the Note Purchase Agreement) with respect to such claim or remedy.

               ARTICLE VII. TERM AND TERMINATION.

               Section 7.1. Termination. If Phase 1 is not completed within twelve months after the date of this Agreement, unless the delay is caused by FMC, FMC may, at its sole discretion, by notice to BPI, terminate this Agreement, except for the provisions of Sections 8.1 and 8.2. If the option provided in Section 4.1 is not exercised within the period set forth in Section 4.1, this Agreement shall terminate, except for the provisions of Sections 8.1 and 8.2. If such option is exercised, this Agreement shall terminate on the seventh anniversary of the date of exercise of such option, unless extended by written notice from FMC to BPI more than thirty days prior to the expiration of the then current term of this Agreement. Each such extension shall be for a period of one year and no more than three extensions may be elected by FMC pursuant to such a notice. After a third extension, any additional extension must be pursuant to the written agreement of FMC and BPI. If the option provided in Section 4.1 is exercised, upon termination of this Agreement, Sections 5.4, 5.5, 5.6, 5.7 (as to litigation commenced prior to such termination), 8.1 and 8.2 shall remain in effect.

                  Section 7.2. Default. Upon a breach of this Agreement by a party, the other party, in addition to exercising all available remedies, may terminate this Agreement on 90 days' notice to the breaching party. Such notice shall be effective at the end of such period unless during such period the breach is cured.

                  Section 7.3. Effect of Termination. Upon termination of this Agreement, any license granted by BPI to FMC shall terminate and FMC shall cease to make, sell and use the Licensed Products using the Licensed Technology and Licensed Trademarks. FMC's obligation to pay Royalties under Section 5.3 relating to Licensed Products sold prior to termination shall remain in effect after termination of this Agreement. Upon such termination, each party shall immediately return or destroy all copies of Confidential Information of the other party on any media. If a party destroys Confidential Information, such party shall deliver a written certification of such destruction to the other party. Upon termination, FMC and BPI shall be relieved of all obligations under this Agreement, except as specifically provided in this Section and Section 7.1.

         ARTICLE VIII.   GENERAL.

                  Section 8.1. Indemnification.

               (a) Except to the extent arising from any breach by BPI of its obligations to FMC under this Agreement, or any action or omission by BPI or any of its agents, employees, representatives, successors or assigns, FMC shall indemnify and hold harmless BPI against any and all costs, claims (including, without limitation, claims of product liability), damages (but excluding consequential damages), liabilities, litigation, fees and expenses (including, without limitation, reasonable attorneys' fees and expenses) arising from (i) any breach by FMC of any obligation or representation and warranty contained in this Agreement, (ii) all claims alleging defects in design, material or workmanship of, or arising from injury to persons or property caused by Licensed Products developed, manufactured, marketed, sold or distributed by or on behalf of FMC, except to the extent that such claims arise from the Licensed Technology, (iii) any third party's claim of infringement of any patent or any other proprietary rights arising from the development, manufacture, marketing, sale or distribution of Licensed Products by or on behalf of FMC, except to the extent that such claims arise from the Licensed Technology, or (iv) any negligent or willful action or omission of FMC or any of its agents, employees, representatives, successors or assigns in connection with the Extracorporeal Therapy Needles.

               Furthermore, FMC agrees to immediately assume the handling, adjustment, and defense of any claim, allegation, petition, suit or action covered by this Section 8.1(a); and BPI, without waiving any of its rights under this Agreement, specifically reserves the right to participate, at its own expense, in the handling, adjustment, and defense of any such claim, allegation, petition, suit or action. BPI agrees to cooperate fully in any such action. BPI may elect to retain its own counsel, at its expense.

               (b) Except to the extent arising from any breach by FMC of its obligations to BPI under this Agreement, or any action or omission by FMC or any of its agents, employees, representatives, successors or assigns, BPI shall indemnify and hold harmless FMC against any and all costs, claims (including, without limitation, claims of product liability), damages (but excluding consequential damages), liabilities, litigation, fees and expenses (including, without limitation, reasonable attorneys' fees and expenses) arising from (i) any breach by BPI of any obligation or representation and warranty contained in this Agreement, (ii) any injury to persons or property allegedly caused by BPI's intentional misconduct or negligence related to Extracorporeal Therapy Needles manufactured and sold by BPI before the commencement of Phase 2, (iii) any third party's claim of infringement of any patent or any other proprietary rights arising from the Licensed Technology or Licensed Trademarks, (iv) any negligent or willful action or omission of BPI or any of its agents, employees, representatives, successors or assigns in connection with the Extracorporeal Therapy Needles, or (v) any breach of any agreement to which BPI is a party which may grant rights relating to Extracorporeal Therapy Needles, unless the breach results from actions of FMC in breach of this Agreement.

               Furthermore, BPI agrees to immediately assume the handling, adjustment, and defense of any claim, allegation, petition, suit, or action covered by this Section 8.1(b); and FMC, without waiving any of its rights under this Agreement, specifically reserves the right to participate, at its own expense, in the handling, adjustment and defense of any such claim, allegation, petition, suit or action. FMC agrees to cooperate fully in any such action. FMC may elect to retain its own counsel, at its expense.

               (c) No settlement of a claim, allegation, petition, suit or action subject to this Section 8.1 shall be entered into without the prior consent of the indemnifying party.

               Section 8.2. Confidentiality.

               (a) Confidential Information includes, but is not limited to, technology; know-how; trade secrets; equipment; equipment and component plans, specifications and prototypes; processes; methods of use; methods of manufacturing; trademarks; assets and production information; marketing and sales information; and business plans -- in all cases, related to a party communicated to, supplied to or observed by the other party.

               (b) Each party shall use at least the same degree of care, but no less than a reasonable degree of care, to avoid unauthorized disclosure or use of the other party's Confidential Information as it employs with respect to its own Confidential Information of like importance.

               (c) Neither party has any obligation with respect to any Confidential Information which (i) was previously known by such party without obligations of confidentiality; (ii) that party independently develops; (iii) is or becomes publicly available without a breach of this Agreement by either party; or (iv) is disclosed to it by a third person who is not required to maintain its confidentiality. The party claiming any of the above exceptions has the burden of proving its applicability.

               (d) Each party may disclose Confidential Information only to its own officers, directors and employees and to its consultants and advisors who reasonably need to know it. Each party, shall be responsible to the other for any violation of this Agreement by its own officers, directors, employees, consultants or advisors.

               (e) Neither party may print or copy, in whole or in part, any documents or other media containing any Confidential Information without the prior written consent of the other party, other than copies for its officers, directors, employees, consultants or advisors who are working on the matter involved. Neither party may remove or deface any notice of copyright, trademark, logo or other proprietary notice of the other party appearing on any original or copy of the other's Confidential Information.

               (f) Neither party may use the other party's Confidential Information for competing with the other party or for any purpose not in furtherance of the terms of this Agreement.

               (g) Each party's Confidential Information shall remain its own property. Upon the request of the other party, each party shall return all of the other's Confidential Information, or destroy it and provide the other party with written certification of such destruction, except for archival and backup copies that are not readily available for use and business records required by law to be retained.

               (h) If either party becomes legally obligated to disclose any of the other party's Confidential Information, the party subject to the obligation shall notify the other party in writing promptly and shall cooperate with the other party at the other party's expense in seeking a protective order or other appropriate remedy.

               (i) Each party agrees that in the event of a breach or threatened breach by either party, including its officers, directors, employees, consultants or advisors, of this Section 8.2, the non-breaching party will have no adequate remedy in money damages and, accordingly, shall be entitled to seek an injunction against such breach, in addition to any other legal or equitable remedies available to it.

               (j) If any Confidential Information originating in the United States is authorized by this Agreement to be disclosed outside the United States, the receiving party agrees to ensure that it or any materials derived from it are not disclosed or communicated to any individual or entity in any country to which the export of such information is prohibited by U.S. export laws or regulations.

               Section 8.3. Right of Last Opportunity. During the term of this Agreement (as extended pursuant to Section 7.1), if BPI desires to enter into a contract (the "Contract") relating to manufacture, use, sale, or offer for sale of products that compete with Licensed Products, BPI shall negotiate all the terms of the Contract with a person or entity (the "Third Party") and FMC will have thirty days from the date it receives the Contract (or such other period of time agreed to by the parties) to notify BPI in writing that it will enter into the Contract, with such changes as may be negotiated between FMC and BPI in such thirty-day period. If FMC does not elect to enter into the Contract, with any such changes in such thirty-day period, BPI shall have the right to enter into the Contract (with no changes) with the Third Party within ten days after such thirty-day period. If BPI does not enter into the Contract with the Third Party in such ten-day period, any future Contracts shall be subject to the terms of this Section 8.3.

               Notwithstanding the foregoing, if FMC has furnished a notice pursuant to Section 5.3(c) or, beginning in Year 2, if FMC has not paid or been credited with all Minimum Royalties that have become due for previous years, FMC shall not have any rights under this Section 8.3.

               Section 8.4. Expenses. Unless otherwise agreed to by the parties, and unless otherwise provided in this Agreement, each party shall bear its own fees and expenses incurred with the transactions contemplated by this Agreement.

               Section 8.5. Assignment. This Agreement shall inure to the benefit of the parties and their respective successors and assigns; provided that no party may assign its rights or obligations hereunder without the prior consent of the other party. Notwithstanding the foregoing, FMC may assign its rights and obligations to an Affiliate without the consent of BPI, provided that such assignment shall not diminish the value to BPI of the transactions contemplated herein.

               Section 8.6. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes any other agreements or understandings, whether oral or in writing.

               Section 8.7. Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Connecticut, without giving effect to any choice of law rule.

               Section 8.8. Amendments; Waivers. This Agreement may not be amended in any manner except by an instrument in writing signed by a duly authorized representative of each of the parties. A waiver shall be effective against a party only if it is in a writing signed by such party.

               Section 8.9. No Waiver. No failure to exercise or delay in exercising any right or remedy under this Agreement by either party shall operate as a waiver thereof or of any right or remedy which such party may have hereunder, nor shall any single or partial exercise of any such right or remedy preclude any further exercise thereof or any right or remedy which such party may have hereunder.

               Section 8.10. Severability. If any provision or any portion of any provision of this Agreement is adjudged to be invalid, illegal or unenforceable, such provision or portion shall be deemed to be deleted from this Agreement and the validity of the remainder of this Agreement shall remain unaffected thereby.

               Section 8.11. Notices. All notices or other communications required or permitted to be furnished hereunder shall be delivered or sent by overnight delivery service, postage prepaid, or facsimile to the other party at its address set forth below or to such other address as may from time to time be furnished by a party to the other in accordance with this Section 8.11:

                           (a)  If to BPI:

                                President
                                Bio-Plexus, Inc.
                                129 Reservoir Road
                                Vernon, CT  06066

                                and to:

                                Steve Ferrer, Esq.
                                Paul, Hastings, Janofsky & Walker LLP
                                1055 Washington Boulevard
                                Ninth Floor
                                Stamford, CT  06901-2217

                           (b)  If to FMC:

                                Vice President, Strategic Business Development Renal Products and Laboratory Services Group Fresenius Medical Care, NA
                                95 Hayden Avenue
                                Lexington, MA  02420

                                and to:

                                General Counsel
                                Fresenius Medical Care, NA
                                95 Hayden Avenue
                                Lexington, MA  02420

               Section 8.12. Headings. The headings of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation hereof.

               Section 8.13. Survival. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any party.

               Section 8.14. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, which need not contain signatures of more than one party, but all such counterparts, taken together, shall constitute one and the same Agreement.

               Section 8.15. Use of Name. Neither party shall employ or use the name of the other party in any promotional materials or advertising without the prior written permission of the other party.

               Section 8.16. Nature of Relationship. Neither party is an agent, joint venturer or partner of the other party.

               Section 8.17. Force Majeure. Neither party shall be liable under this Agreement for any failure of, or interruption or delay in, performance of a provision of this Agreement to the extent that such failure, interruption or delay is caused by Force Majeure. The party claiming any such failure, interruption or delay shall promptly notify the other party of such failure, interruption or delay. "Force Majeure" means:

                  (a) Any act of God, war, riot, fire, rupture, flood, strike, injunction or governmental action or order,

                  (b) Any lockout or any other labor disturbance, or

                  (d) Any shortage or unavailability of any materials, supplies or energy or unscheduled outage, or shut-down or other cause which is beyond the reasonable control of the party relying on this Section 8.17.

                  Section 8.18. Adjustments. If there is any change in the number of outstanding shares of Common Stock resulting from a stock dividend or distribution, stock split, reverse stock split, recapitalization, exchange of shares, merger, consolidation or reorganization, the number of shares issuable under Section 2.2 shall be appropriately adjusted.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                    BIO-PLEXUS, INC.

                                    By: /s/ John S. Metz
                                      ______________________________
                                        John S. Metz
                                        President and CEO

                                    FRESENIUS MEDICAL CARE HOLDINGS, INC.

                                    By: /s/ Robert M. Powell, Jr.
                                        _____________________________
                                        Robert M. Powell, Jr.
                                        President
                                        Renal Products

Acknowledged and Sections 6.3(b) and 6.3(c) agreed to:

                                      APPALOOSA MANAGEMENT, L.P.,
                                        as collateral agent

                                      By: /s/ James E. Bolin
                                         __________________________________
                                         James E. Bolin
                                         Vice President & Secretary



                                   EXHIBIT A

                             UNITED STATES PATENTS

PAT. NO.       TITLE
5,951,520      Self-blunting needle medical devices and methods of manufacture thereof

4,828,547      Self-blunting needle assembly and device including the same

                                    EXHIBIT B

                                  UNITED STATES
                              REGISTERED TRADEMARKS

                  MARK                                        REGISTRATION NO.

                  BIO-PLEXUS                                     2033996
                  PUNCTUR-GUARD                                  1776391
                  DROP-IT                                        2025696
                  N/A (Design Only)                              2136254
                  SAFEGUARDING THE FUTURE                        2136255
                  OF HEALTHCARE WORKERS

                                  UNITED STATES
                             TRADEMARK APPLICATIONS

                  MARK                                          SERIAL NO.

                  PUNCTUR-GUARD REVOLUTION                       75721017